As filed with the Securities and Exchange Commission on October 10, 2006 Commission File No.:  333-135783

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
---------------------------------------------
FORM SB-2/A
Amendment 2
Registration Statement under the Securities Act of 1933

WATERPURE INTERNATIONAL, INC.
(Name of small business Issuer as specified in its charter)
FLORIDA	5900	20-3217152
(State or Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1600 Lower State Road, Doylestown, Pennsylvania 18901 (215) 491-1075
(Address and telephone number of principal executive offices and principal place of business)

Melissa K. Rice, Esq.
Post Office Box 20425, Sarasota, Florida 34276 (941) 954-1900

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ /]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee (4)
Common Stock	5,040,000 (1)	$.40	$2,016,000	$215.71
Common Stock	461,750 (2)	$.40	$ 184,700	$ 19.76
Total	5,501,750			$235.47

(1) Registered founders shares beneficially owned by persons who are not officers, directors or affiliates of the Company.
(2) Registered for resale on behalf of selling shareholders
(3) The proposed offering price per share of $0.40 is only until a market for the Company’s common stock develops, if ever.
(4) Filing fee was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

WATERPURE INTERNATIONAL, INC.

5,501,750 Shares Common Stock

We are going to register 5,501,750 shares of our common stock for shareholders of our company (see “Selling Shareholders”). We are not making an offering of securities by or on behalf of our Company and as such will not receive any proceeds from the sale of shares registered hereby. Prior to this registration, there has been no public market for our securities; however, upon completion of this registration, we intend to become listed on the OTC Bulletin Board. The shares will be offered at a fixed price of $.40 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. We believe the shares will begin trading in the range of $0.40 per share based upon the fact that shares sold in the private placement were sold at $.40 per share. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. (SEE “RISK FACTORS” COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.) THE COMMON STOCK BEING OFFERED IS NOT LISTED ON ANY NATIONAL SECURITIES MARKET.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is ____________, 2006

PROSPECTUS SUMMARY

The Company

We are a Florida corporation formed for the purpose of marketing selected private label products and services to the small office and/or home office as well as the consumer markets. Initially we will be marketing the WaterPure Pro and the WaterPure Executive Atmospheric Water Generator, a device that harvests pure drinking water from ambient air. This machine can produce drinking water virtually free of any material, bacterial, organic or other contaminants. We intend to initially concentrate our marketing efforts in North America, South America and the Caribbean. (See “Business of the Company.”)

We intend to generate revenue from the sale of our products through only three channels at the present time:

(1)	Sales made direct to consumers

(2)	Sales made to retail establishments

(3)	Sales made to distributors

We obtain our products from a manufacturer in South Korea who labels them with our private brand label used only by us. We intend to register the private brand label as a registered trademark of WaterPure International Inc.

This prospectus includes shares of common stock that may be offered by certain shareholders as Selling Shareholders. Our common stock is not currently trading nor is there any assurance that a market will develop. The selling shareholders and any broker-dealers who act in connection with the sale of the shares of common stock hereunder may be deemed to be Underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. However, we intend to have our shares trade on the OTC Bulletin Board upon completion of this registration.

We will not receive any funds from the distribution of the shares of common stock offered by this prospectus since only shares of common stock held by existing shareholders are being registered hereby. The shares may be offered in transactions on the OTC Bulletin Board once we have completed the listing process. The shares may be offered in negotiated transactions, or through a combination of such methods of distribution at prices relating to prevailing market prices or at negotiated prices. No commissions or discounts are being paid or allowed in conjunction with this distribution.

To date, we have received no revenue from operations and ($64,361) represent our net losses since inception and through June 30, 2006.

Our initial goal is to launch our product through viable retail and distributor marketing relationships in selected segments of our marketing territory. We intend to expand our marketing efforts to other regions if we are successful in the initial launch. We also intend to expand the product line to include variations of the current product, which will serve to expand our market.

Our present use of funds is approximately $4,500 per month which is comprised of accounting fees, legal fees, website maintenance, technical support and general office expenses which would allow us to operate for approximately one year without the infusion of additional capital depending on the success of the establishment of viable marketing channels. We will be required to purchase products from our manufacturer and maintain minimal inventory in order to provide sales order fulfillment. For maximum economy, our products are purchased in container-loads and will cost approximately $65,000 for each shipment. We anticipate marketing expenses to be approximately $80,000 for the first twelve months after which we expect to fund additional marketing requirements from operating income derived from product sales. If sales do not occur early in the first twelve months, we may be required to raise additional capital to sustain operations while we attempt to sell more products.

SUMMARY FINANCIAL DATA

The following summary financial and other data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation,” and the financial statements and related notes of WaterPure International, Inc., appearing in this Prospectus beginning on page F-1. The selected financial data was derived from our audited financial statements as of June 30, 2006 and the period from July 22, 2005 (inception) to June 30, 2006.

Selected Statements of Operations Data

Period from July 22, 2005 (inception) to June 30, 2006
Revenues	$—
General and administrative expenses	(64,361)
Net loss	$(64,361)
Selected Balance Sheet Data

June 30, 2006
Current assets	$122,259
Total assets	122,459
Current liabilities	10,000
Total stockholders’ equity	$112,459

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are material risks facing our contemplated operations. All material risks will be discussed in this section.

If any of the following risks occur, our business financial condition or results of operations could be materially harmed and in such case you may lose all or part of your investment.

Arbitrary offering price means we have no information to support the price of our shares

The shares being registered hereby will be sold at the prevailing market price if and when the shares are traded in the open market. Since the offering price bears no relationship to assets, book value, net worth, earnings, actual results of operations or any other established investment criteria, the offering price set forth in the cover page of this prospectus should not, therefore, be considered an indication of actual value of our securities.

We rely on our senior management and will be harmed if any or all of them leave

Our success is dependent on the efforts, experience and relationships of Paul S. Lipschutz and Robert F. Orr. If any of these individuals were unable to continue in their role, our business would be adversely affected as to its business prospects and earnings potential. We do not currently carry any insurance to compensate for any such loss.

There are many competitors in our market and we may not be able to effectively compete against them

The business of marketing atmospheric water generators is highly competitive. This market segment includes numerous manufacturers, distributors, marketers, and retailers that actively compete for the business of consumers both in the United States and abroad. In addition, the market is highly sensitive to the introduction of new products and technologies that may rapidly capture a significant share of the market. As a result, our ability to remain competitive depends in part upon its successful introduction and consumer acceptance of new products.

We are a development stage company, which means our operations may not be successful

We were incorporated in July 2005 and although we have certain assets, we have not executed our business model and are considered to be in the development stage. Our ability to maintain and achieve profitability is dependent on the execution of our business plan to generate cash flow to fund future growth. There can be no assurance that our results of operations or marketing strategy will prove successful.

We have no public trading market for our securities

Although we intend to complete a public registration of our securities, there is currently no public market for our securities. We have never been nor are we currently subject to the periodic filing and reporting requirements of the Securities Exchange Act of 1934. Accordingly, prospective investors are cautioned that there is no available public information about our financial status and operations.

If we are unable to obtain additional capital, we may have to curtail or cease operations

We expect that we will need to raise funds in six months to one year in order to meet our working capital requirements. At present, we believe that we can continue operations for a period of approximately one year based upon our present monthly use of funds that were raised from shareholders in a private placement. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available to us, we may have to curtail or cease operations after one year, which would materially harm our business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We have no operating history that makes an evaluation of our business difficult

Our lack of operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenues or results of operations. Our business model, and accordingly our revenue and income potential, is new and unproven. In addition, early-stage companies are subject to risks and difficulties frequently encountered in new and rapidly evolving markets.

We have a new and unproven business model and may not generate sufficient revenues for our business to survive or be successful

Our business model is based on the commercial viability of a new product not widely distributed in the past. In order for our business to be successful, we must not only develop viable marketing channels that directly generate revenues, but also provide educational content to consumers to create demand for our products. Our business model assumes that retailers and distributors in many markets will see the value of our products in the marketplace and we will be able to generate significant revenues through sales to consumers. Each of these assumptions is unproven, and if any of the assumptions is incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability. At the present time, we have no contracts, arrangements or agreements with either retailers or distributors.

We have no operating history and expect to incur losses in the future

We have no operating history and have generated no revenues. We have not achieved profitability and expect to incur losses for the foreseeable future. We expect those losses to increase as we continue to incur expenses to develop our products and services. We believe that our business depends on our ability to significantly increase revenues and to limit our operating expenses. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels appropriately, we may never be able to achieve profitability.

Our future operating results are likely to be volatile and may cause our equity value to fluctuate

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors, which may cause our revenues and operating results to fluctuate, include the following:

•	the willingness of retailers and distributors to market our products;

•	market acceptance of our atmospheric water generators;

•	the timing and uncertainty of sales cycles;

•	new products and services offered by current or future competitors; and

•	general economic conditions, as well as economic conditions specific to the beverage/water industry.

We are subject to all of the risks and uncertainties associated with the water beverage industry, all of which may have an adverse impact on our business and results of operations

Our future operating results will depend upon numerous factors beyond our control, including the acceptability by consumers of generating their own water, national, regional, and local economic conditions, changes in demographics, the availability of alternative forms of water sourcing, critical reviews and public beverage tastes and preferences, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to relatively rapid changes in consumers’ tastes and preferences for water or other beverages, our business and operating results will be adversely affected.

Current or future government regulation may add to our operating costs.

We may face unanticipated operating costs because of potential government regulation of the drinking water standards. We believe that we are not currently subject to direct regulation of our current and expected activities, other than regulations generally applicable to businesses. However, the issue of what constitutes pure drinking water as is currently defined leaves the claim of purity open to a broad spectrum of water providers. Laws and regulations may be introduced and court decisions reached that affect the drinking water standards and claims of purity or other characteristics of water being sold to consumers. Complying with new regulations could increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could have a material adverse impact on our business and operations.

If we fail to attract retailers, distributors or professional sales personnel for our products

Our success depends upon our ability to attract capable distributors and retailers as well as in-house sales representatives to enter into arrangements with us to sell our products to consumers. If we do not continually augment and improve our marketing channels, we will not be able to sustain a sales level that will support our operations without the infusion of additional capital.

If we do not effectively educate consumers on the benefits of generating their own water we will not have sufficient demand for our products

Our business plan is predicated on our company attracting active and loyal support from consumers that have an interest in having the safest, purest and healthiest water possible for consumption. There can be no assurance that there will be significant support from our efforts to educate consumers on this new method of obtaining healthy water for their families. Failure to achieve recognition and acceptance of this new methodology by consumers in a timely fashion will have a material adverse effect on the sales cycle and may require us to incur unexpected incremental marketing expenses to educate and inform the market place.

Delivery of our products may be interrupted due to international political situations, natural disasters or other causes

Our products are manufactured in a part of the world that is subject to political uncertainty. We are subject to the risk that delivery of our products may be interrupted as a result of political turmoil or by natural disasters such as earthquakes and fires or capacity constraints with our vendors’ or suppliers’ hardware. Any such interruptions may cause us to lose customers, distributors or retailers and, accordingly, may adversely affect our business and results of operations.

If the selling shareholders all elect to sell their shares of our common stock at the same time, the market price of our shares may decrease

It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility thereof, may have a depressive effect on the future market price of our common stock.

If our stock trades at a relatively small volume, shareholders may not be able to sell their shares without depressing the market price of the shares

If a market for our common stock is established, it may be possible that a relatively small volume of shares will trade on a daily basis. A small volume is indicative of an illiquid market. In the event there is a relatively small volume of shares being traded on a daily basis, shareholders may be unable to sell their shares without causing a depressive effect on the price of our common stock.

Forward-Looking Statements

Some of the information contained in this Prospectus involves forward-looking statements. These statements include, but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by these statements. Accordingly, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not derive any proceeds from the sale of the shares by the selling shareholders.

BUSINESS OF THE COMPANY

Background

WaterPure International, Inc., a Florida corporation, was formed on July 22, 2005 for the purpose of marketing selected private label products and services to the small office and/or home office as well as consumer markets. Our initial product, which we will be marketing, is an Atmospheric Water Generator. We are structured expressly as a marketing entity and therefore we do not engage in the design, development or manufacturing of products. In phase one of our multifaceted marketing plan, we are marketing the WaterPure Pro and the WaterPure Executive Atmospheric Water Generator - a device that harvests pure drinking water from ambient air, under an OEM arrangement with a South Korean manufacturer. To date, we have no revenues from operations. Our expenses consist of marketing and management activities and personnel costs. Our current burn rate of available capital and expected proceeds should support operations for the next 12 months. We intend to accomplish the following:

•	Establish effective marketing channels for our products through a network of distributors and retailers in selected markets.

•
Support revenue generation in these channels by effectively educating the consumer marketplace and promoting the use of atmospheric water generators as a means of assuring the delivery of safe, healthy water at low costs.

•	We intend to have Dong Yang Electronics Company, Ltd. provide the atmospheric water generator line under our WaterPure Pro and Executive brand labels.

•	We intend to register WaterPure as a company registered trademark.

In addition to the risk factors set forth herein, additional obstacles, which we may encounter in launching our business model, are as follows:

1. If we do launch planned marketing initiatives, our target market may not be receptive to our business and may not purchase our products.

2. Potential customers may not be willing to pay the price for our products.

3. Distributors and retailers may not continue to carry our products if we fail to meet their standards pursuant to our agreements with them.

4. We may be unable to establish new wholesale and retail relationships in the balance of our marketing territory if our performance with those channels during our initial launch does not demonstrate a level of opportunity consistent with their standards.

Industry Background

For more than a decade, the crucial role that water plays in promoting good health has been imbedded into consumer’s minds by the media, published scientific works and in paid advertising resulting in a virtual ground swell of consumer purchasing of bottled water and home filtration devices to make tap water more health giving. This has set the stage for our marketing platform and clearly identified the principal competitive forces with which we will have to contend.

The most common source of water in the home or office is tap water. Until recently consumers considered this acceptable and the probability is that most never gave the quality of tap water a second thought. However, vast amounts of publicity regarding the poor quality of tap water abound and consumers are becoming increasingly aware that their tap water may not be as reliable as they once assumed. We believe that more and more consumers are concerned about the quality of their life and potential exposure to toxic substances. Based on this belief, we intend to create a marketing campaign to address this consumer need with our products.

In developed countries such as the U.S., Canada and Japan, bottled water has become the fastest growing and most dynamic beverage category. One reason is that bottled water taps into a growing health and well-being consciousness on the part of consumers. The increased health awareness has helped position bottled water as an alternative not only to tap water but, perhaps most important, as an alternative to carbonated soft drinks and juice products. At the same time, bottled water is increasingly marketed as a relatively affordable alternative to often unsafe tap water found in many countries.

While Europe may be the leading regional consumer of bottled water, North America boasts the two largest markets; the United States and Mexico, which together combined for approximately 28% of the world market in 2004. We initially intend to capitalize on the North American market for this reason.

The quest on the part of consumers is for the purest drinking water possible. While purity is defined in various terms where drinking water is concerned, distilled water is generally considered the truest form of pure water. Distilled water is water that has been recondensed from steam. Water is heated to boiling and the water vapor (steam) is collected and condensed back into a pure liquid. Any impurities like minerals stay as a residue in the original liquid separate from the distilled water. Distilled water is probably considered the most pure. The WaterPure harvesting methodology closely approximates that of distillation and when combined with the additional steps of purification through various filtration and antibacterial treatments, produces a quality of water closest to that of distilled.

Plan of Operation

Our plan of operation for the next 12 months will be the execution of our strategic marketing plan, which is, based in an initial coverage of three key US markets:

•	Florida
•	Northeastern US
•	Southern California

The target markets are strategically selected to provide a representative cross-section of the national market from which to accumulate empirical marketing data to be used as the foundation for a strategic national rollout plan. Pursuant to the successful roll out of WaterPure in the US target markets, we will begin distribution in South America and the Caribbean however there can be no assurance that we will be successful in the US market and may not have the resources to execute the marketing plans in South America and/or the Caribbean.

Two primary distribution channels drive the marketing plan:

•	Retailers
•	Regional distributors

Retailers

We intend to place our products in selected retail outlets to be included and sold alongside other more traditional appliances. By positioning our WaterPure water generator as a household or office appliance we expect to be able to arrange for placement in selected retail stores. If successful, it may be possible to negotiate placement in one or more national chains, which would give us broad distribution in a short time frame. There can be no assurance however, that this product will be acceptable by retailers for placement in their stores or that consumers will be attracted to this new methodology of obtaining drinking water. It is also possible that the product will be seen as a novelty and enjoys only a brief market acceptance and not the long-term life that our business model anticipates.

Regional Distributors

Our preliminary sales projections call for the enrollment of 41 distributors over the first five years of operations. At full volume, our plan expects that distributors will each sell an average of 10 units per month. Our distributor program is predicated on recruiting one distributor for an assigned territory defined as an area containing a minimum of 300,000 sales opportunities (i.e. households and business establishments). The markets selected for the initial marketing campaign are well populated and are expected to provide sufficient prospects to fulfill the plan for 41 distributors in five years. There is no assurance that we will attract enough prospects to achieve the planned 41 distributors nor can we provide assurance that, if obtained, the 41 distributors would meet our stated sales objectives. Distributor candidates will be solicited and recruited through business opportunity ads in local print and electronic media and through business opportunity shows and other similar venues such as chambers of commerce. Distributor recruitment efforts will be supported by appropriate sales literature highlighting the unique WaterPure product, technology and business opportunity. Our distributor program is based upon estimates made to the best of our ability however there is no supporting evidence that these estimates represent a viable distributor market analysis or that distributors recruited will be able to produce the expected number of sales in their territories.

Advertising and Promotion

We plan to mount a multi-layered marketing program to support the retail, distribution and direct sales channels. Our support program will be comprised of sales literature, regional advertising in health magazines, newspapers, news magazines and spot TV commercials. We will also test the value of short form infomercials. An important element of our marketing support program is our planned PR campaign. We believe that the uniqueness of the WaterPure Atmospheric Water Generator concept of producing water right in the home or office is an attractive subject for local and regional media (both print and electronic) and we plan to leverage that novelty aggressively. We expect to use interviews and prepared press releases, to exploit the media appeal of our product and marketing concepts. There is no assurance however, that media outlets in the target markets will accept and publish our press releases or grant interviews. Additionally, we may not be able to raise sufficient working capital or generate sufficient working capital from operations to effectively fund our planned advertising and promotional programs which would have a material adverse effect on the Company.

The following is an estimate of the income we expect from sales made through each of the planned marketing channels:

Retailers:

Our pricing to retail establishments for our residential/home office product will be $717, which is at a 40% discount from the planned retail price of $1,195. At 40% of retail, we believe the available gross margin of $478 is sufficient to attract retailers to our product line. Our projected landed cost for the product is currently $430 placing our gross margin for sales to retailers at $287 or 40% of our selling price.

Distributors:

Our pricing plan for distributors is structured to provide product to a master distributor at 40% off retail and to a distributor at 30% off retail. Under this pricing plan our sales revenues to master distributors and distributors will be $717 and $837 respectively with correlating gross margins of $287 (40.0%) and $407 (48.6%).

How Our Product Works:

Looking very much like the traditional water cooler (but without the inverted water bottle supplying the liquid), the WaterPure Water Generator stands in any residential or office environment and converts the water contained in the ambient air to water providing a continuing supply of fresh, pure, hot or cold water. The device uses minimal amounts of electricity to achieve the conversion and can deliver up to 5 gallons of water a day depending on temperature and relative humidity. The technology and engineering employed in the WaterPure Water Generator serves to produce the highest grade of pure and safe drinking water. Utilizing a sophisticated filtration system to cleanse the air of any impurities before allowing it to enter the device, WaterPure provides a filtered air from which to extract water. After the Water Pure Water Generator converts water from the filtered air, the water is then exposed to an ultraviolet purification cycle, state-of-the-art in chemical free protection against bacteria and other organic matter. When the water is finally delivered in either cooled or heated condition, it meets and exceeds all EPA standards for pure drinking water.

Our six stage filtration and purification system operates as follows:

1.	Electrostatic & Carbon Air Filter: Double layered antibiotic air filter removes dust and cleanses air.
2.	Micro Sediment Filter: Removes any particulate matter in the water to 5 microns.
3.	Sterilization Filter: Prevention of bacteria growth
4.	Ultra Filter Membrane: Removes microscopic contaminants down to 0.01 micron.
5.	Carbon Block Filter: Improves water taste
6.	UV Sterilizer: 11 Watts of UV light kills bacteria and viruses that Continuous Recirculation Cycle: Keeps water clean and fresh during storage.

The following table shows the water production capabilities of our basic product at various temperature and humidity levels:

Gallons of Water Produced Per Day
Temperature		Relative Humidity
Celsius	Fahrenheit	50%	60%	65%	70%	80%	90%
15˚c	59˚f	1.1	1.1	1.4	1.6	1.8	2.2
20˚c	68˚f	1.4	1.6	1.8	2.0	2.2	3.1
25˚c	77˚f	1.8	2.2	3.1	3.2	3.4	4.7
30˚c	86˚f	2.2	3.2	3.8	4.4	4.4	6.3

Historical Information About Our Product

Although our Company is a newly formed start-up company, the basic technology employed by our product to produce water from air has been in use in other applications for many decades. The essential process employed by the WaterPure water generator is simply evaporation and condensation. Water collected from this process is then treated through various specialized filters and ultra violet light purification to obtain the desired degree of safe water output. Since there is no revolutionary or unproven technology utilized in our WaterPure process, we expect that the risks of failure of the product to perform as advertised are nominal.

Since we are a marketing company and do not manufacture or produce any products ourselves, we have not had to acquire any significant assets to execute our business plan. We expect to acquire standard office furniture and fixtures to accommodate the three person staff that will manage the first 12 months of our activities. Our principal expenditures will be for inventory and our standard purchase order is currently configured at approximately $65,000 for initial inventory of 151 units. We will closely monitor sales so we will be able to order the next shipment of products in sufficient lead-time to ensure that we will always have product available for delivery. We will store our inventory offsite at third party facilities to keep our fixed overhead at minimum levels.

Employees

We currently have two employees who are also officers and shareholders. The current employees have received no compensation and devote such time as is necessary for current operations. Staffing levels will be determined as we progress and grow. Our board of directors will determine the compensation of all new employees based upon job descriptions.

Property

The Company’s executive office is currently located at 1600 Lower State Road, Doylestown, PA 18901, which is the office of another business of the Company’s President. The rent for the office space will be $170 a month and there is no intent to terminate the use of such space at any specific time. We will seek to acquire additional office space based upon the needs of the business, when and as necessary.

Dividend Policy

We currently intend to retain any future earnings for use in the expansion of the business, and therefore do not intend to pay shareholder dividends. The declaration and payment of cash dividends, if any, will be at the discretion of the Board of Directors of the Company and will depend, among other things, upon our earnings, capital requirements, and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

WaterPure International, Inc. (“WPII”) was organized under the laws of the state of Florida on July 22, 2005 and is doing business as a marketer of the WaterPure Atmospheric Water Generator, a branded product of the Company. We are structured expressly as a marketing entity and therefore we do not engage in the design, development or manufacturing of products. We intend to operate in North America, South America and the Caribbean providing various versions of our devices which produce drinking water from ambient air.

We are currently organizing our distribution and marketing programs, which consists of placing our product in retail establishments. Our primary focus will be on establishing the defined sales channels and supporting them with meaningful marketing programs to the extent that funds are available. We have not sold any product to date and have generated no revenues from operations.

Our product line consists of two atmospheric water generators suitable for home/small office use and for higher volume office or commercial use. We intend to obtain our products from a manufacturer in South Korea under an OEM arrangement. Our products bear our own exclusive WaterPure branding. We intend to register WaterPure brand as our registered trademark.

Since we are a marketing company and not engaged in the manufacture of our products, we have not been required to invest in assets dedicated to product design and manufacturing activities. Instead, we purchase finished product in quantities sufficient to satisfy deliveries of projected sales. We have made a deposit for our first purchase of 151 atmospheric water generators at a landed cost of approximately $65,000.

Our plan of operations for the next 12 months will be the development of our distribution and marketing channels in our selected launch markets and the continued expansion of our product line to afford us a larger market into which we may sell product. We do not intend to conduct any other additional product research and development nor do we intend to purchase any additional significant equipment at this time. In addition, we do not expect a significant change in the number of employees.

Our current burn rate of available capital is anticipated to support operations for at least the next 12 months. This consists of approximately $48,000 for accounting, legal, technical support, web maintenance and service equipment, travel, telephone and office supplies. An additional $80,000 would be utilized for the production and execution of our marketing support program. We will utilize the proceeds from the sale of our WaterPure brand products to execute our plans. If need be we will look towards external sources for financing.

We have working capital of $112,259 at June 30, 2006, and have not earned any revenues and have incurred a net loss from our inception through June 30, 2006 totaling $64,361.

Results of Operations

For the Period from July 22, 2005 (Inception) through June 30, 2006

Since the Company was formed on July 22, 2005, it has not earned any revenues and has incurred a net loss since its inception of $64,361 through June 30, 2006. Operations from the Company’s inception through June 30, 2006 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities.

Liquidity and Capital Resources

We are currently financing our operations from the proceeds from the sale of common stock offered pursuant to our private placement, which was closed on June 30, 2006. We raised a total of $184,700 pursuant to Rule 504 of Regulation D of the Securities Act of 1933.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment”. SFAS 123 (revised 2004) requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Subsequent changes in fair value during the requisite service period, measured at each reporting date, are recognized as compensation cost over that period. SFAS No. 123 (revised 2004) is effective in the first interim or annual period beginning after June 15, 2005. The Company’s adoption of SFAS No. 123 (revised 2004) on July 22, 2006 (inception) had no significant impact on the Company’s financial position and results of operations.

In December 2005, the FASB, issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statements No. 133 and 140” and in May 2005, the FASB issued SFAS No. 154 “Accounting and Error Corrections - a replacement of APB opinion No. 20 and FSAB Statement No. 3.” The Company is not significantly impacted by these statements and does not expect their implementation to have a material impact on the Company’s financial statements

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our financial statements.

MANAGEMENT

Directors and Executive Officers

The following persons are members of our board of directors and executive officers in the capacities indicated:

Name	Age	Position
Paul S. Lipschutz	60	President, CEO and Director
Robert F. Orr	40	CFO and Director

Paul S. Lipschutz, President, Secretary and Director, is a Wharton graduate and a recognized professional in licensing, marketing and distribution. Seasoned through years of experience managing public companies engaged in the development, marketing and distribution of sports collectibles, Mr. Lipschutz has leveraged this expertise and is developing a comprehensive product and distribution strategy for WaterPure International, Inc.

Robert F. Orr, CFO and Director, is a graduate from the University of Delaware and a Certified Public Accountant. During the last 15 years Mr. Orr has provided accounting and consulting services to public and closely held companies. Mr. Orr currently is affiliated with the accounting firm of Stein, Feldman and Sampson, LLC and is the Chief Financial Officer of Idayo Investor, a web based financial content provider.

ADVISORY BOARD MEMBERS

The Company has authorized the Board of Directors to establish and offer positions on its Board of Advisors to key professionals who it deems can aid the Company in executing its corporate vision. The Board of Advisors, while aiding in the direction of the Company has and is not responsible for the execution of said plan. Additionally, the Company’s Board of Advisors is materially not responsible for any decisions or determinations of the Company. Rather, their function is to provide alternative opinions and professional guidance. The Board of Directors is solely responsible for any and all decisions that materially impact the Company.
Committees

There is currently no audit committee; however, the board of directors will form an audit committee at such time as there are at least two independent directors.

Executive Compensation

None of our executive officers have been paid any executive compensation. We have no employment contracts with the chief executive officer, and have executed a five-year employment agreement with the chief financial officer dated July 1, 2006; the board of directors may elect to enter into additional employment agreements in the future.

Grants of Stock Options

No options were granted to our executive officers.

Compensation of Directors

We do not currently pay any compensation to our directors other than reasonable expenses incurred in connection with providing services as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since our incorporation on July 22, 2005, we have authorized the issuance of 20,611,750 shares of our common stock. Beloyan Investment Securities, an NASD member firm, completed the private placement of the Company’s securities. One million (1,000,000) of the Company’s founder’s shares were purchased by Stephen Beloyan and 1,000,000 founders shares were purchased by Blue Marlin, Inc. Stephen Beloyan is the brother of Mark Beloyan who owns Beloyan Investment Securities. The sole officer and director of Blue Marlin, Inc. is the wife of Mark Beloyan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of June 30, 2006, with respect to the beneficial ownership of our common stock by each beneficial owner of more than 5% of the outstanding shares of common stock of the Company and each director, each executive officer and all executive officers and directors of the Company as a group, and sets forth the number of shares of common stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

PRINCIPAL SHAREHOLDERS

The following tables disclose information concerning ownership of common stock by officers, directors and holders of 5% or more of our common stock. Our shares of common stock, which have been authorized for issuance, for purposes of these calculations, are calculated based on information available as of March 31, 2006 and include both securities authorized to be issued and securities, which a named person has a right to acquire.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Paul S. Lipschutz 41 Lambert Lane, Lambertville, NJ	15,000,000(1)	72.8
Robert F. Orr 504 Catharine Street, Philadelphia, PA	0(2)	0.0
All officers and directors as a group (2 persons)	15,000,000	72.8

(1)
Paul Lipschutz owns 72.8% of our to be issued and outstanding common stock and has the effective power to elect all members of the board of directors and to control the vote of substantially all of the matters relating to the Company.

(2)	Robert Orr has a 25% ownership interest in each of two partnerships, which each own 5,000 shares of the Company’s common stock.

SELLING SHAREHOLDERS

On March 31, 2006, we completed a private placement to 40 investors in which we have authorized the issuance of an aggregate of 2,500,000 shares of our common stock. Prior to the private placement, we had authorized and will issue a total of 20,150,000 shares of common stock to be issued as founders’ shares.

We agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock as soon as possible after the closing date of the private placement.

The following table sets forth the name of each selling security holder, the number of shares owned, and the number of shares being registered for resale by each selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Except as described below there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. No estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby.

Name of Selling Shareholder	Number of Shares Owned	% Owned	Shares Offered	% Owned After Offering
Paul S. Lipschutz ***	15,000,000	72.8%	0	72.8%
Blue Marlin**	1,000,000	4.7%	1,000,000	0%
Stephen Beloyan **	1,000,000	4.7%	1,000,000	0%
Phil Veruto **	1,000,000	4.7%	1,000,000	0%
Jay Lipschutz **	1,000,000	4.7%	1,000,000	0%
Christine A. Mittman **	1,000,000	4.7%	1,000,000	0%
Michael Zaki **	150,000.7%		50,000.5%
Marshall Braunschweig	10,000	*	10,000	0%
Richard & Deborah Deleece	6,000	*	6,000	0%
Jay C. Evans Trust	25,000	*	25,000	0%
Richard German	20,000	*	20,000	0%
Greenpond Group	20,000	*	20,000	0%
Richard & Catherine Lemonda	10,000	*	10,000	0%
Michael Lipschutz	10,000	*	10,000	0%
Carol & Charles Lookretis	2,500	*	2,500	0%
Robert Peters	5,000	*	5,000	0%
Richard Lieberman	2,500	*	2,500	0%
Jeffrey Renner	10,000	*	10,000	0%
William Shapiro	4,000	*	4,000	0%
Hallie Hoffman	2,500	*	2,500	0%
Hannah Hoffman	2,500	*	2,500	0%
Charles Ward	5,000	*	5,000	0%
David Rosato	10,000	*	10,000	0%
Anthony Cecere SEP	100,000	*	100,000	0%
Stephen Newton	5,000	*	5,000	0%
Lorraine Lipschutz	5,000	*	5,000	0%
Terry & Penelope Macioge JTWROS	5,000	*	5,000	0%
Darryl Crump	2,500	*	2,500	0%
George Brous	10,000	*	10,000	0%
Riggs Overly	10,000	*	10,000	0%
Darren Muller	10,000	*	10,000	0%
Joseph Jr. & Linda Monteforte JTWROS	10,000	*	10,000	0%
Erik & Jill Bennett JTWROS	10,000	*	10,000	0%
Michael Ware	10,000	*	10,000	0%
Thomas & Kimberly Pacchioli	15,000	*	15,000	0%
Michael & Regina Fazio JTWROS	10,000	*	10,000	0%
Real Asset Management LLC	15,000	*	15,000	0%
Kenneth Adelberg	25,000	*	25,000	0%
Nan Yan	3,000	*	3,000	0%
Guillermo David Navarro	10,000	*	10,000	0%
Mark Foglia	20,000	*	20,000	0%
Daniel Schmalz	10,000	*	10,000	0%
Marvin Sobel	3,750	*	3,750	0%
Got to be Lucky Investment Group ***	5,000	*	0	* %
Orr Brothers ***	5,000	*	0	* %
Matthew Segal	7,500	*	7,500	0%
Russ Brown	10,000	*	10,000	0%
Total	20,611,750	*	5,501,750

* Less than 1%
** Founders shares
*** Founders’ shares, which are considered “control restricted” shares, which must be sold under volume limitation requirements of Rule 144 of the Securities Act of 1933, as, amended.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

DESCRIPTION OF SECURITIES

Our articles of incorporation, as amended, authorize us to issue 40,000,000 shares of common stock, $0.0001 par value per share. As of this date, 20,611,750 shares of common stock were authorized and will be issued to a total of 48 shareholders.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of the liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock authorized for issuance are fully paid and non-assessable, and the shares of common stock offered hereby will also be fully paid and non-assessable.

Shares Eligible for Future Sale

All of the shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with us.

Of the 20,611,750 shares of common stock authorized for issuance as of the date of this prospectus, approximately 15,010,000 are held by our officers and will be restricted securities as that term is defined in Rule 144. These shares may only be sold in compliance with the volume limitations as set forth in Rule 144.
Rule 144

In general, under Securities Act Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a shareholder who is not currently (and who has not been for at least three months before the sale) an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

Dividend Policy

We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not intend to pay shareholder dividends. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant. Our right to declare a dividend is not limited by any restrictive covenant, contract or agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Penny Stock Rules

The SEC has adopted a rule that defines a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience and objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.
Limitation of Liability and Indemnification of Officers and Directors

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our bylaws, however, provide, that the directors will have no liability to the shareholders for from any transaction in their respective managerial capacities so long as they act in good faith in a manner he or she reasonably believes to be in the best interest of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances unless they violated this duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, a shareholder may have more limited right to action than he would have had if such provision were not present. The bylaws also provide for us to indemnify the officers, directors, employees and agents against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

Where You Can Find Additional Information

The Company is not required to deliver an annual report to security holders, however, is required to file reports required under the Exchange Act of 1934, as amended, which include year end audited financial statements which can be reviewed by all security holders by accessing the SEC website set forth below. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the Commission’s principal office location at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. You may also obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a site at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling shareholders including in one or more transactions that may take place on the over-the-counter market from time to time. The sales price to the public is fixed at $.40 per share until such time s the shares of our common stock become traded on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc.. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to selling decisions of each selling shareholder and the market of our common stock at the time of resale. Assuming a market develops, the shares will trade at the established market price. These include ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of securities.

The selling shareholders may sell the securities in one or more of the following methods:

•
on the OTC Bulletin Board in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

•
in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

•	through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders and others through whom such securities are sold could be deemed “underwriters” within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Underwriter liability may be incurred for failure to determine if the disclosure contained in the prospectus reflects the true economic realities with respect to the business of the Company. An underwriter may avoid liability for any untrue statement or omission if he or she can prove that, after reasonable investigation, he or she had reasonable grounds to believe, at the time the registration became effective, that the statements therein were true and there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading. In determining what constitutes reasonable grounds for belief, the standard shall be that required of a prudent man in the management of his own property.

At the time a particular offer of the securities is made by or on behalf of a selling shareholder, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

The selling shareholders also may transfer shares of common stock in other circumstances, in which case the transferees, pledges or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. If required, we will supplement the prospectus to indicate the new selling shareholder.

The selling shareholders must comply with the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LITIGATION

As of the date of this prospectus, neither we nor any of our officers or directors is involved in any litigation either as plaintiffs or defendants. As of this date, there is no threatened or pending litigation against us or any of our officers or directors.

LEGAL MATTERS - OPINION OF COUNSEL

The validity of the shares of common stock offered through this prospectus will be passed on by Melissa K Rice, Esquire. A copy of the legal opinion is included as an exhibit to the Registration Statement.

EXPERTS

The financial statements as of June 30, 2006 included in this prospectus have been audited by Carlin, Charron & Rosen, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WATERPURE INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS AS OF

JUNE 30, 2006 AND FOR THE PERIOD

JULY 22, 2005 (INCEPTION) THROUGH JUNE 30, 2006

WATERPURE INTERNATIONAL, INC.

(A DEVELOPMENT STAGE COMPANY)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
WaterPure International, Inc.

We have audited the accompanying balance sheet of WaterPure International, Inc. (a development stage company) (the “Company”) as of June 30, 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 22, 2005 (inception) through June 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WaterPure International, Inc. (a development stage company) as of June 30, 2006, and the results of its operations and its cash flows for the period from July 22, 2005 (inception) through June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss since its inception totaling $64,361, has not earned any revenues and has limited working capital as of June 30, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, Connecticut
September 25, 2006

WATERPURE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
JUNE 30, 2006

ASSETS
Cash	$53,515
Deposit on inventories	60,789
Others	7,955

Total current assets	122,259

Security deposit	200

Total assets	$122,459

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES	$10,000

STOCKHOLDERS’ EQUITY
Common stock to be issued, net	176,820
Deficit accumulated during the development stage	(64,361)

Total stockholders’ equity	112,459

Total liabilities and stockholders’ equity	$122,459

The accompanying notes are an integral part of these financial statements.

WATERPURE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
AND JULY 22, 2005 (INCEPTION) THROUGH JUNE 30, 2006

REVENUES	$-0-

EXPENSES
General and administrative expenses	64,361

64,361

Loss before provision for income taxes	(64,361)
Provision for income taxes	-0-

Net loss	$ (64,361)

Basic net loss per share	0

Weighted average common shares outstanding	19,200,295

The accompanying notes are an integral part of these financial statements.

WATERPURE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 22, 2005 (INCEPTION) THROUGH JUNE 30, 2006

	Common stock to be issued
	Shares	Amount	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity
Balance, July 22, 2005 (inception)	-	$-	$-	$-	$-

Common stock to be issued in connection with Incorporation (July 22, 2005)	4,000,000	10,000	-	-	10,000

Common stock to be issued as compensation - consulting service	16,150,000	40,375	-	-	40,375

Common stock to be issued - private placement, net of issuance costs of $58,255	461,750	126,445	-	-	126,445

Net loss	-	-	-	(64,361)	(64,361)

Balance, June 30, 2006	20,611,750	$176,820	$-	$(64,361)	$112,459

The accompanying notes are an integral part of these financial statements.

WATERPURE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 22, 2005 (INCEPTION)
THROUGH JUNE 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(64,361)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock to be issued as compensation - Consulting services	40,375
Changes in operating assets and liabilities:
Increase in:
Other	(7,955)
Deposits on inventories	(60,789)
Security deposit	(200)
Accrued Expenses	10,000
Net cash used in operating activities	(82,930)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from private placement	126,445
Proceeds from sale of founders shares	10,000

Net cash provided by financing activities	136,445

NET INCREASE IN CASH	53,515
CASH, beginning of period	—

CASH, end of period	$53,515

The accompanying notes are an integral part of these financial statements.

WATERPURE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

WaterPure International, Inc. (a development stage company) (the “Company”) was incorporated in the state of Florida on July 22, 2005, for the purpose of marketing selected private label products and services to the small office and/or home office as well as the consumer markets. Initially, the Company will be marketing the WaterPure Pro and the WaterPure Executive Atmospheric Water Generator, devices that harvest pure drinking water from ambient air. These machines can produce drinking water virtually free of any material, bacterial, organic or other contaminants.

DEVELOPMENT STAGE COMPANY

The Company is considered a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7, as it has no principal operations or revenue from any source. Operations from the Company’s inception through June 30, 2006 were devoted primarily to strategic planning, raising capital and developing revenue-generating opportunities.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers financial instruments with a maturity date of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents at June 30, 2006.

INCOME TAXES

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Differences between the financial statement and tax bases of assets, liabilities, and other transactions did not result in a provision for current or deferred income taxes for the periods from July 22, 2005 (inception) through June 30, 2006.

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instrument that is exposed to a concentration of credit risk is cash. The Company places its cash with a high credit quality institution. At June 30, 2006, the Company’s cash balance on deposit did not exceed federal depository insurance limits.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (SFAS) No. 107, Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which determination of fair value is practicable. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instruments could be exchanged in a current transaction between willing parties. The carrying amount of cash approximates fair value due to its immediate liquidity. The Company’s financial instruments are held for other than trading purposes.

WATERPURE INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NET LOSS PER COMMON SHARE

The Company presents “basic” earnings (loss) per share and, if applicable, “diluted” earnings per share pursuant to the provisions of SFAS No. 128, Earnings per Share. Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. Diluted earnings per share have not been presented as the Company has no issued any potentially dilutive shares.

NOTE 2 - STOCKHOLDERS’ EQUITY

The Company is authorized to issue 40,000,000 shares of $.0001 par value common stock. Of the authorized shares, 20,150,000 shares have been allocated as common stock to be issued to the founders of the Company (“founder’s shares”). The Company received $10,000 in cash and $40,375 in services in consideration for the founder’s shares.

As of March 31, 2006, the Company completed a private placement to 40 investors and allocated 461,750 shares of common stock at $0.40 per share (“private placement shares”). The Company received gross proceeds of $184,700 from the offering. The Company incurred offering costs of $58,255 and has applied such costs against the proceeds from the offering.

NOTE 3 - RELATED PARTY TRANSACTIONS

CONTROL

As of June 30, 2006 the Principal Executive Officer, President and Director has been allocated 72.78% of the Company’s common stock and therefore may have the effective power to elect all members of the board of directors and to control the vote on substantially all other matters without approval of other stockholders.

LEASE

In April 2006, the Company entered into a sublease for the rental of its office space with Collectible Concepts Group, Inc. a Company whose Chief Executive Officer is also the President of this Company, for $170 per month for a six month period.

NOTE 4 - INCOME TAXES

At June 30, 2006, the Company had net deferred tax assets of approximately $70,000 that may be offset against future taxable income, if any, ratably through 2026. These carry-forwards are subject to review by the Internal Revenue Service.

NOTE 5 - GOING CONCERN/MANAGEMENT’S PLAN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred a net loss since its inception totaling $64,361, has not earned any revenue and has limited working capital as of June 30, 2006. These matters raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments that might result from the outcome of this uncertainty.

In order to generate revenues and the working capital needed to continue and expand operations, the Company’s management has committed to a plan for increasing retail distribution channels for its products and raising additional capital. There can be no assurances that the Company will be able to obtain the necessary funding to finance their operations or grow revenue in sufficient amounts to fund their operations.

Part II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant’s Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs, which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

Item 25. Other Expenses of Issuance and Distribution.

ITEM	AMOUNT
SEC registration fee (1)	$878
Legal fees and expenses (1)	20,000
Accounting fees and expenses (1)	10,000
Transfer Agent & Registrar fees (1)	2,500
Miscellaneous (1)	2,500

Total Estimated Expenses	$35.878

(1)	Estimated expenses

Item 26. Recent Sales of Unregistered Securities.

During 2005, the Registrant sold the securities listed below without registration under the 1933 Securities Act in reliance on the exemption from registration requirements cited. All transactions were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D or pursuant to Section 4(2) of that Act and all persons were given a private placement memorandum to make an informed investment decision.

On March 31, 2006, the Company concluded a private placement of shares of its common stock sold under the above-referenced exemption. These offers and sales did not involve any public solicitation or advertising and all investors had a pre-existing relationship with Beloyan Investment Securities, Inc., a registered NASD member firm. The Company raised a total of $184,700 through the sale of 461,750 shares of its common stock to a total of 40 investors for $.40 per share.

Item 27. Exhibits

The exhibits listed below and designated as filed herewith (rather than incorporated by reference) follow the signature page in sequential order.
Designation of Exhibit as Set Forth in Item 601 of Regulation S-B	Description
3.1	Articles of incorporation (1)
3.2	Bylaws (1)
3.3	Articles of Amendment to Articles of Incorporation (1)
4.1	Copy of common stock certificate (1)
5.1 10.1	Opinion of Melissa K. Rice, Esq. Employment Contract Agreement dated July 1, 2006 (1)
23.1	Consent of Carlin, Charron & Rosen, LLP
23.2	Consent of Melissa K. Rice, Esq.(included in Exhibit 5.1)

(1) Incorporated by reference to our Registration Statement on Form SB-2 filed July 14, 2006, file # 333-135783

Item	28. Undertakings .

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the stated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2.
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, WaterPure International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Doylestown, Pennsylvania dated September October 10, 2006.

WATERPURE INTERNATIONAL, INC.

/s/ Paul S. Lipschutz	/s/ Robert F. Orr

Paul S. Lipschutz President and Principal Executive Officer	Robert F. Orr Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE  TITLE  DATE

Date: October 10, 2006	By:	/s/ Paul S. Lipschutz

Principal Executive Officer President and Director

Date: October 10, 2006	By:	/s/ Robert F. Orr

Principal Financial Officer